SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 2, 2011

Health Enhancement Products, Inc.

(Exact Name Of Registrant As Specified In Its Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

000-30415	87-0699977
(Commission File Number)	(I.R.S. Employer Identification No.)

7740 East Evans Rd., Suite A100, Scottsdale, AZ	85260
(Address of Principal Executive Offices)	(Zip Code)

(480) 385-3800

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      . Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      . Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      . Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      . Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.

Entry into a Material Definitive Agreement

Item 1.02.

Termination of a Material Definitive Agreement

Item 2.03

Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Entry into a Material Definitive Agreement

Creation of a Direct Financial Obligation

On December 2, 2011, the Registrant and HEP Investments, LLC, a Michigan limited liability company (“Lender”), entered into the following documents, effective as of December 1, 2011: (i) a Loan Agreement under which the Lender has agreed to advance up to $2,000,000 to the Registrant, subject to certain conditions, (ii) a Convertible Secured Promissory Note in the initial principal amount of $600,000 (“Note”) and (iii) (a) a Security Agreement, under which the Registrant granted the Lender a security interest in all of its assets and (b) an IP security agreement under which the Registrant and its subsidiaries granted the Lender a security interest in all their respective intellectual properties , including patents, in each case order to secure their respective obligations to the Lender under the Note and related documents.  In addition, the Registrant’s subsidiaries have guaranteed the Registrant’s obligations under the Note.

As of December 5, 2011, the Lender has advanced the Registrant $600,000, consisting of $500,000 in cash and $100,000 previously advanced by the Lender in connection with a transaction previously disclosed in a Current Report on Form 8-K dated September 12, 2011.   The Lender has agreed to advance the remaining $1,400,000 in $250,000 increments (final increment of $150,000) upon request of the Registrant’s CEO, subject to satisfaction of certain conditions.  In addition, the Registrant has agreed to (i) issue the Lender warrants to purchase 1,666,667 shares of common stock at an exercise price of $.12 per share (including a cashless exercise provision), expiring 09/30/2016 and (ii) to enter into a Registration Rights Agreement with respect to all the shares of common stock issuable to the Lender in connection with the Loan transaction, in each case subject to completion of funding of the full $2,000,000 called for by the Loan Agreement.

Amounts advanced under the Note are (i) secured by all the Registrant’s assets, (ii) convertible into the Registrant’s restricted common stock at the lesser of $.12 per share or a 25% discount off of the ten day trailing quoted price of the common stock in the over the counter (OTC) market, (iii) bear interest at the rate of 11% per annum and (iv) must be repaid as follows:  accrued interest must be paid on the first and second anniversary of the Note and unpaid principal not previously converted into common stock must be repaid on the second anniversary of the Note (12/01/2013). The Registrant has also agreed to a specified use of proceeds.  The Note may be prepaid upon sixty days written notice, provided that the Registrant shall be required to pay a prepayment premium equal to 5% of the amount repaid.

The Registrant has agreed to pay the following fees in connection with the Loan transaction: (i) a $180,000 closing fee, consisting of $108,000 in cash, and $72,000 in shares of common stock which will be paid by the issuance of 600,000 shares of common stock, 500,000 of which will be paid on or about the initial funding date and (ii) up to $35,000 in cash in payment of due diligence and legal fees.  The $108,000 cash portion of the closing fee will not be payable until subsequent advances are made and then will be payable based on the proportion of the advances in relation to the total advances under the Loan Agreement.

The Registrant has made certain agreements with the Lender which shall   remain in effect as long as any amount is outstanding under the Loan.  These agreements include an agreement not to make any change in the Registrant’s senior management. Two representatives of the Lender will have the right to attend Board of director meetings as non-voting observers.

Termination of a Material Definitive Agreement

On or about November 8, 2011, the Registrant and The Venture Group, LLC, a Maryland limited liability company (“Venture Group”), entered into the following documents (i) an Investor Rights Agreement under which the Venture Group agreed to immediately advance $500,000 to the Registrant, (ii) a Convertible Secured Promissory Note in the initial principal amount of $500,000, bearing interest of 12% per annum and payable in one year, subject to the Registrant having the right to extend the term for an additional six months (“Note”) (the Note was convertible into common stock at a price equal a 25% discount from the average quoted price during the sixty days prior to (a) the initial closing or (b) the conversion date, whichever is lower, subject to a floor of $.12, (iii) a Security Agreement, under which the Registrant granted the Venture Group a security interest in all of its assets and (iv) a warrant to purchase 100,000 shares of common stock.  The Company also agreed to pay finder’s fees and expenses amounting in the aggregate to 11% of the amount invested.

The Agreements with the Venture Group also (i) afford them demand registration rights and provide that upon receipt of the minimum $500,000, (i) the Registrant would deal exclusively with Venture Group for 90 days with regard to the loan transaction, (ii) the Registrant’s ability to raise capital from other sources would be limited to $500,000 and (iii) Venture Group would have the right to appoint two members of the Registrant’s Board of Directors.

The Registrant notified the Venture Group on December 2, 2011 that is was terminating its Agreements because Venture Group failed to fulfill its obligations to provide the minimum $500,000 investment by November 8, 2011, as required by the Agreements.

Item 9.01 Financial Statements and Exhibits

N/A

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 8, 2011	HEALTH ENHANCEMENT PRODUCTS, INC.

By /s/Philip M. Rice, II
Philip M. Rice, II, Chief Financial Officer